Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of S. Theis Rice
Senior Vice President and Chief Legal Officer
July 26, 2018
Thank you Gail and good morning.
In our last call I reported on the status of the Joshua Harman False Claims Act litigation pertaining to the Company’s ET Plus guardrail end terminal system. As noted, the United States Court of Appeals for the Fifth Circuit reversed the trial court’s judgment and rendered judgment for Trinity as a matter of law. Following the ruling, the Fifth Circuit also denied Mr. Harman’s Petition for Rehearing. Mr. Harman thereafter filed an appellate petition with the United States Supreme Court requesting review of the Fifth Circuit’s reverse and render ruling.
Mr. Harman’s petition for review at the Supreme Court remains pending. The Court recessed in June 2018 and will reconvene in September 2018, after which the Court could rule on Mr. Harman’s petition for review.
I have also reported previously on lawsuits regarding the ET Plus that were filed in the wake of the original jury verdict in the Harman case. While we continue to incur costs associated with our defense in these cases, we are supported in that defense by the Fifth Circuit’s unanimous panel opinion in which the Court recognized that the ET Plus end terminal system meets all applicable federal safety standards and the government has never wavered in its approval of the product.
For a more detailed disclosure of the False Claims Act case and the Company’s other litigation, please see Note 18 to the financial statements in Trinity’s Form 10-Q for the period ended June 30, 2018, which will be filed today. Additional information on the False Claims Act case and a copy of the Fifth Circuit’s opinion can be found at www.etplusfacts.com.
I will now turn the call over to Tim.